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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                AMENDMENT NO. 2(1)


                       INTRABIOTICS PHARMACEUTICALS, INC.
                       ----------------------------------
                                (Name of Issuer)




                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)




                                   46116T 10 0
                                   -----------
                                 (CUSIP Number)





                                September 3, 2002
                                -----------------
             (Date of Event Which Requires Filing of This Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |X|      Rule 13d-1(c)

                  |_|      Rule 13d-1(d)

        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)

---------------------                                          -----------------
CUSIP NO. 46116T-10-0                     13G                  PAGE 2 OF 8 PAGES
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Tang Capital Partners, LP
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b) X - Joint Filing
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
----------------------------- ----- --------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   2,088,900
                              ----- --------------------------------------------
        BENEFICIALLY          6     SHARED VOTING POWER

          OWNED BY                  0
                              ----- --------------------------------------------
            EACH              7     SOLE DISPOSITIVE POWER

         REPORTING                  2,088,900
                              ----- --------------------------------------------
           PERSON             8     SHARED DISPOSITIVE POWER

           WITH:                    0
----------------------------- ----- --------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,088,900
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

---------------------                                          -----------------
CUSIP NO. 46116T-10-0                     13G                  PAGE 3 OF 8 PAGES
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Tang Capital Management, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b) X - Joint Filing
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
----------------------------- ----- --------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   2,088,900
                              ----- --------------------------------------------
        BENEFICIALLY          6     SHARED VOTING POWER

          OWNED BY                  0
                              ----- --------------------------------------------
            EACH              7     SOLE DISPOSITIVE POWER

         REPORTING                  2,088,900
                              ----- --------------------------------------------
           PERSON             8     SHARED DISPOSITIVE POWER

           WITH:                    0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,088,900
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

---------------------                                          -----------------
CUSIP NO. 46116T-10-0                     13G                  PAGE 4 OF 8 PAGES
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Kevin C. Tang
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b) X - Joint Filing
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
----------------------------- ----- --------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   2,088,900
                              ----- --------------------------------------------
        BENEFICIALLY          6     SHARED VOTING POWER

          OWNED BY                  0
                              ----- --------------------------------------------
            EACH              7     SOLE DISPOSITIVE POWER

         REPORTING                  2,088,900
                              ----- --------------------------------------------
           PERSON             8     SHARED DISPOSITIVE POWER

           WITH:                    0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,088,900
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

---------------------                                          -----------------
CUSIP NO. 46116T-10-0                     13G                  PAGE 5 OF 8 PAGES
---------------------                                          -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

           Oscar L. Tang
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b) X - Joint Filing
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
----------------------------- ----- --------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   273,000
                              ----- --------------------------------------------
        BENEFICIALLY          6     SHARED VOTING POWER

          OWNED BY                  103,000
                              ----- --------------------------------------------
            EACH              7     SOLE DISPOSITIVE POWER

         REPORTING                  273,000
                              ----- --------------------------------------------
           PERSON             8     SHARED DISPOSITIVE POWER

           WITH:                    103,000
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           376,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

         (a)      Name of Issuer: Intrabiotics Pharmaceuticals, Inc.
         (b)      Address of Issuer's Principal Executive Offices:
                  1245 Terra Bella Avenue, Mountain View, CA 94043

ITEM 2.
         (a)      Name of Person Filing:   Tang Capital Partners, LP
                                           Tang Capital Management, LLC
                                           Kevin C. Tang
                                           Oscar L. Tang

         (b)      Address of Principal Business Office or, if none, Residence:
                  Tang Capital Partners, LP
                  Tang Capital Management, LLC
                  Kevin C. Tang
                  4401 Eastgate Mall
                  San Diego, CA 92121

                  Oscar L. Tang
                  c/o Reich & Tang Asset Management LLC
                  600 Fifth Avenue, 8th Floor
                  New York, NY  10020

         (c)      Citizenship: United States
         (d)      Title of Class of Securities: Common Stock, par value $.001
         (e)      CUSIP Number: 56116T 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(b), OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  |_| Broker or Dealer registered under Section 15 of the Act
                  (15 U.S.C. 78o);
         (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c);
         (c) |_| Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);
         (d) |_| An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
         (e)  |_| An investment adviser in accordance
                  withss.240.13d-1(b)(1)(ii)(E);
         (f) |_| An employee benefit plan or endowment fund in accordance withss.240.13d-1(b)(1)(ii)(F);
         (g) |_| A parent holding company or control person in accordance withss.240.13d-1(b)(ii)(G);
         (h)  |_| A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)  |_| A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)  |_| Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

         Not applicable.

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned as of September 3, 2002:

                  The aggregate number and percentage of securities to which this Schedule 13G relates is 2,464,900 shares, representing 6.6% of the 37,742,421 shares outstanding as reported by the Issuer in its Form 10Q filed with the SEC on August 14, 2002. The Filing Persons beneficially own those securities set forth below:

                           Tang Capital Partners, LP          2,088,900 shares
                           Tang Capital Management, LLC       2,088,900 shares
                           Kevin C. Tang                      2,088,900 shares
                           Oscar L. Tang                      376,000 shares

         (b)      Percent of Class:

                           Tang Capital Partners, LP          5.5%
                           Tang Capital Management, LLC       5.5%
                           Kevin C. Tang                      5.5%
                           Oscar L. Tang                      1.0 %

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                               Tang Capital Partners, LP 2,088,900 shares Tang Capital Management, LLC 2,088,900 shares
                               Kevin C. Tang                  2,088,900 shares
                               Oscar L. Tang                  273,000 shares

                  (ii)     Shared power to vote or to direct the vote:

                               Tang Capital Partners, LP      0 shares
                               Tang Capital Management, LLC   0 shares
                               Kevin C. Tang                  0 shares
                               Oscar L. Tang                  103,000

                  (iii) Sole power to dispose or to direct the disposition of:

                               Tang Capital Partners, LP 2,088,900 shares Tang Capital Management, LLC 2,088,900 shares
                               Kevin C. Tang                  2,088,900 shares
                               Oscar L. Tang                  273,000 shares

                  (iv) Shared power to dispose or to direct the disposition of:

                               Tang Capital Partners, LP      0 shares
                               Tang Capital Management, LLC   0 shares
                               Kevin C. Tang                  0 shares
                               Oscar L. Tang                  103,000 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: See Item
         12 of Cover Pages and Item 2 of this Amendment No. 1 to Schedule 13G. Tang Capital Partners, LP is the registered holder of the shares. Tang Capital Management, LLC is the general partner of Tang Capital Partners, LP. Kevin C. Tang is the Manager of Tang Capital Management, LLC. Kevin C. Tang is the son of Oscar L. Tang.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:  Not Applicable

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of September 30, 2002                 Tang Capital Partners, LP
                                               By:  Tang Capital Management, LLC



                                               By:      /s/ Kevin C. Tang
                                                  ----------------------------
                                                        Kevin C. Tang, Manager

                                               Tang Capital Management, LLC



                                               By:      /s/ Kevin C. Tang
                                                  ----------------------------
                                                        Kevin C. Tang, Manager



                                               /s/ Kevin C. Tang
                                               -------------------------------
                                               Kevin C. Tang



                                               /s/ Oscar L. Tang
                                               -------------------------------
                                               Oscar L. Tang

                                    EXHIBIT I

                                       TO

                                 AMENDMENT NO. 2

                                       TO

                                  SCHEDULE 13G

                                    UNDER THE

                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED




         Pursuant to Rule 13d-1(k)(1), TANG CAPITAL PARTNERS, LP affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf.

                                             TANG CAPITAL PARTNERS, LP
                                             By:  Tang Capital Management, LLC


                                             By:      /s/ Kevin C. Tang
                                                --------------------------------
                                                      Kevin C. Tang, Manager

                                   EXHIBIT II

                                       TO

                                 AMENDMENT NO. 2

                                       TO

                                  SCHEDULE 13G

                                    UNDER THE

                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED




         Pursuant to Rule 13d-1(k)(1), TANG CAPITAL MANAGEMENT, LLC affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on his behalf.

                                                TANG CAPITAL MANAGEMENT, LLC


                                                By:      /s/ Kevin C. Tang
                                                   -----------------------------
                                                         Kevin L. Tang, Manager

                                   EXHIBIT III

                                       TO

                                 AMENDMENT NO. 2

                                       TO

                                  SCHEDULE 13G

                                    UNDER THE

                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED




         Pursuant to Rule 13d-1(k)(1), KEVIN C. TANG affirms that he is individually eligible to use Schedule 13G and agrees that this Schedule is filed on his behalf.



                                                        /s/ Kevin C. Tang
                                                        ------------------------
                                                        KEVIN C. TANG

                                   EXHIBIT IV

                                       TO

                                 AMENDMENT NO. 2

                                       TO

                                  SCHEDULE 13G

                                    UNDER THE

                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED




         Pursuant to Rule 13d-1(k)(1), OSCAR L. TANG affirms that he is individually eligible to use Schedule 13G and agrees that this Schedule is filed on his behalf.



                                                         /s/ Oscar L. Tang
                                                         -----------------------
                                                         OSCAR L. TANG